Exhibit 10.5
AMENDMENT NO. 2 TO LINCOLN ELECTRIC HOLDINGS, INC. 2006
EQUITY AND PERFORMANCE INCENTIVE PLAN
Recitals
          WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) has adopted the 2006 Equity and Performance Incentive Plan, as amended (the “Plan”);
          WHEREAS, the Company now desires to amend the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder; and
          WHEREAS, the Board of Directors of the Company has approved this Amendment No. 2 to the Plan (“Amendment No. 2”).
Amendment
     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 2, effective as of December 31, 2008, as follows:
     Section 15 of the Plan is hereby replaced in its entirety with the following:
     15. Compliance with Section 409A of the Code. (a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.
     (b) A termination of employment will not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any award subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
     (c) Notwithstanding any provisions of this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his date of separation from service and if any portion of an award to be received by the Participant upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the date of separation from service during will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the Participant’s death.
     (d) Notwithstanding any provision of this Plan to the contrary, if an award granted under the Plan is deemed to be deferred compensation within the meaning of Section 409A of the Code, notwithstanding the definition of Change of Control as defined in the Plan and as set forth in the applicable Evidence of Award, to the extent such award will be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change of Control, such award will be paid, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earlier of: (i) subject to Section 15(c), the Participant’s separation from service within the meaning of Section 409A of the Code, (ii) the date the payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A of the Code.
     (e) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 effective as of the date first written above.

LINCOLN ELECTRIC HOLDINGS, INC.
By:	/s/ Gretchen A. Farrell
	Name:	Gretchen A. Farrell
	Title:	Vice President, Human Resources